FGL Holdings Reports First Quarter 2019 Results and Declares Common Stock Dividend
GEORGE TOWN, Cayman Islands: May 7, 2019 - FGL Holdings (NYSE: FG), a leading provider of annuities and life insurance, today announced financial results for the first quarter of 2019.
Key Highlights:

•	Net income available to common shareholders of $163 million, or $0.74 per share, driven by strong operating earnings, as well as favorable mark to market movement

•	Adjusted operating income (AOI)[1] available to common shareholders up 34 percent to $82 million or $0.37 per share

•	Adjusted operating ROE of 17.9 percent

•	Total annuity sales up 35 percent to $1,053 million, including a 53 percent year over year increase in fixed indexed annuities (FIAs) sales to $668 million

•	Repurchased $30 million of F&G common stock at an average price of $8.00 per share during the quarter

•	Reported risk-based capital ratio at March 31, 2019 of approximately 450 percent

"F&G is off to a strong start to 2019, as demonstrated by our first quarter results. We delivered strong sales growth, along with a 34 percent increase in earnings, driven by disciplined product pricing which supports stable net investment spreads," said Chris Blunt, F&G President and Chief Executive Officer. "We have tremendous momentum in all facets of our business, and we are well positioned for future growth opportunities."
The table below reconciles reported after-tax net income to adjusted operating income (AOI) available to common shareholders.

(In millions)	Three Months Ended
	March 31, 2019	March 31, 2018
Reconciliation from Net Income (loss) to AOI(1):	(Unaudited)	(Unaudited)
Net income (loss)	$171	$65
Dividends on preferred stock	(8)	(7)
Net income (loss) available to common shareholders	163	58
Effect of investment losses (gains), net of offsets (2)	(70)	39
Impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by our international subsidiaries (2) (3)	(17)	(63)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	19	—
Effect of integration, merger related & other non-operating items	(3)	8
Tax effect of affiliated reinsurance embedded derivative	—	15
Tax impact of adjusting items	(10)	4
AOI available to common shareholders (1)	$82	$61

First Quarter Earnings Results
First quarter 2019 net income available to common shareholders was $163 million, or $0.74 per share, compared with net income available to common shareholders of $58 million, or $0.27 per share, in the prior year. Results for first quarter 2019 include the following net favorable items, $70 million net unrealized gains driven by market value changes on preferred equity securities, $8 million FIA embedded derivative market movements and fair value effects related to international subsidiaries and $3 million other market and non-operating items; all of which have no impact to AOI.
First quarter 2019 adjusted operating income available to common shareholders was $82 million, or $0.37 per share, up 34 percent from $61 million, or $0.28 per share, in the prior year. The increase was driven by strong and consistent underlying performance trends across the business from invested asset growth, stable underlying net investment spreads and disciplined expense management. Results also included net favorability of $17 million, or $0.08 per share, available to common shareholders from $14 million single premium immediate annuities (SPIA) mortality gains and other reserve adjustments and $5 million favorable market movement on the futures program; partially offset by $2 million project costs. The prior year quarter included net favorable items of $8 million, or $0.04 per diluted share. All periods reflect the weighted average diluted shares then outstanding.

Summary Financial Results (Unaudited)

	Three Months Ended
(In millions, except per share data)	March 31, 2019	March 31, 2018
Fixed indexed annuity (FIA) sales (1)	$668	$436
Total retail annuity sales (1)	$1,053	$778
Average assets under management (1)	$25,862	$24,967
Net investment spread - FIA (1)	2.54%	2.34%
Net investment spread - All products (1)	2.17%	1.88%
Net income (loss) available to common shareholders	$163	$58
Net income (loss) available to common shareholders per diluted share	$0.74	$0.27
AOI available to common shareholders (1)	$82	$61
AOI available to common shareholders per diluted share (1)	$0.37	$0.28
Weighted average common basic shares	219.6	214.4
Weighted average common diluted shares	219.7	214.4
Total common shares outstanding	217.3	214.4
Book value per common share	$6.15	$5.98
Book value per common share excluding AOCI (1)	$7.15	$7.28

See footnotes below.

Continued Sales Momentum
Total sales in the first quarter of 2019 were $1,121 million, an increase of 10 percent from the fourth quarter 2018 and 37 percent compared to the prior year. Total retail annuity sales were $1,053 million for the first quarter, an increase of 10 percent from the preceding quarter and 35 percent compared to the first quarter of 2018.
Sales of core fixed indexed annuity product in the first quarter were $668 million, in line with a strong fourth quarter in 2018 and 53 percent over the prior year. The Company continues to execute on its growth strategy and is seeing increased sales from existing distribution partners as well as new agents. F&G's newer performance-based income and accumulation product series accounted for 17 percent of FIA sales in the quarter.
Sales of multi-year guarantee annuities (MYGA's) were $280 million in the current quarter, an increase of 97 percent compared to $142 million in the same period last year. Sales increases were driven by strong market positioning through the strength of distribution partnerships and supported by enhanced asset sourcing capabilities. During the quarter, F&G completed a $105 million funding agreement with the Federal Home Loan Bank (FHLB) under an investment spread strategy. There were $200 million of funding agreements in the prior year period.
Indexed universal life (IUL) sales in the quarter were $8 million, up from $6 million last year. Stable IUL sales reflect the Company's focus on quality of new business and pricing discipline. The Company is targeting IUL growth through expanded distribution and new advisors, particularly following the ratings upgrade to A- by A.M. Best in 2018.
In the first quarter, F&G Reinsurance Ltd. generated $60 million of flow reinsurance deposits, including $10 million for a new agreement signed in February. Volume is expected to expand as additional opportunities come online in 2019.

Investment Management Performance
The investment portfolio is performing well and providing attractive risk-adjusted returns, benefiting from Blackstone's investment management expertise. We made significant progress on the portfolio reposition with the initial two phases completed in 2018 and a third phase is underway to build out the alternative asset portfolio.
Fixed income asset purchases during the first quarter were nearly $650 million at an average net yield(4) of 4.93 percent. Fixed income asset purchases included $376 million of structured securities (CLO, CMBS and ABS), $242 million public corporate bonds, and $30 million preferred and other. We also reduced our exposure to BBB corporates by $500 million in the quarter. Overall, the average NAIC rating for the portfolio is stable at approximately 1.5. Alternative asset fundings were $650 million or 2.5 percent of the portfolio at quarter-end and are expected to increase to approximately 3.5 percent by year-end 2019.
Average assets under management were $25.9 billion at March 31, 2019. AAUM increased $0.9 billion compared to the prior year period due to $1.9 billion net new business asset flows, offset by $0.7 billion reinsurance cession effective December 31, 2018 (Kubera) and $0.3 billion non-economic impacts of purchase accounting. A roll forward of AAUM can be found in the non-GAAP measurements section of this release.
Net investment income was $289 million in the first quarter of 2019, up $26 million, or 10 percent, from the prior year quarter. Net investment income grew approximately $19 million from portfolio reposition uplift, $18 million from invested asset growth, $15 million lower premium amortization, partially offset by $18 million higher planned investment expense and $8 million decrease related to the Kubera reinsurance cession.
The average earned yield on the total portfolio was 4.47 percent, compared to 4.21 percent in the first quarter of 2018. The current quarter reflects higher than normal cash balances from proceeds of the BBB derisking mentioned above. The majority of that cash has already been reinvested.
Net investment spread across all products was 217 basis points, up 5 basis points on a sequential basis due to lower interest credited and option costs partially offset by a decrease in the average earned yield of the portfolio, and up 29 basis points to the prior year primarily reflecting an increase in portfolio yield as a result of reposition activity in 2018. Net investment spread for fixed indexed annuities was 254 basis points in the first quarter of 2019, in line with the sequential quarter and reflecting strong progress in the portfolio reposition and stable interest credited and option costs.

Disciplined Capital Management

•
The Company repurchased 3,728,077 common shares during the quarter at an average price of $8.00 per common share for a total of $30 million. Capacity remaining under the existing share repurchase authorization was $116 million at the end of the quarter.

•	The Board of Directors declared a quarterly dividend of $0.01 per common share. The dividend is payable on June 10, 2019, to shareholders of record as of the close of business on May 28, 2019.

•
GAAP book value per common share, including accumulated other comprehensive income (AOCI) at March 31, 2019 was $6.15 with 217.3 million common shares outstanding. Book value per common share, excluding AOCI (1) was $7.15, including $0.38 per share favorable impact from mark to market movements and ($0.03) net impact from share repurchases.

•
The Company continues to have a strong and stable capital position, with an estimated Statutory company action level risk-based capital (RBC) on an aggregate basis of approximately 450 percent as of March 31, 2019.

Conference Call and Earnings Release
This press release and the financial supplement will be posted to the Company’s website at investors.fglife.bm.

F&G will conduct a webcast and conference call on Wednesday, May 8, 2019 at 9:00 a.m. ET to discuss first quarter 2019 results.

The event can be accessed the following ways:

•	For internet webcast, visit investors.fglife.bm/investors at least 15 minutes prior to the start of the call to register.

•	For conference call, dial 877.883.0383 (U.S. callers) or 412.902.6506 (International callers) approximately 10 minutes prior to the start of the call. The access code is 8845029.

•	A replay of the event via webcast will be available after the call at investors.fglife.bm/investors.

•	A replay of the event via telephone will be available by dialing 877.344.7529 (U.S. callers) or 412.317.0088 (International callers). The access code is 10129682.

The replay information will be available through May 29, 2019.

FGL HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31, 2019	December 31, 2018
	(Unaudited)	(Audited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: March 31, 2019 - $21,908; December 31, 2018 - $22,219)	$21,605	$21,109
Equity securities, at fair value (cost: March 31, 2019 - $1,226; December 31, 2018 - $1,526)	1,171	1,382
Derivative investments	305	97
Mortgage loans	674	667
Other invested assets	755	662
Total investments	24,510	23,917
Cash and cash equivalents	1,357	571
Accrued investment income	238	216
Funds withheld for reinsurance receivables, at fair value	837	757
Reinsurance recoverable	3,113	3,190
Intangibles, net	1,421	1,359
Deferred tax assets, net	283	343
Goodwill	467	467
Other assets	220	125
Total assets	$32,446	$30,945

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$23,881	$23,387
Future policy benefits, including $797 and $725 at fair value at March 31, 2019 and December 31, 2018, respectively	4,677	4,641
Funds withheld for reinsurance liabilities	653	722
Liability for policy and contract claims	70	64
Debt	541	541
Other liabilities	873	700
Total liabilities	30,695	30,055

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.0001 par value, 100,000,000 shares authorized, 406,510 and 399,033 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively)	—	—
Common stock ($.0001 par value, 800,000,000 shares authorized, 221,660,974 and 221,660,974 issued and outstanding at March 31, 2019 and December 31, 2018, respectively)	—	—
Additional paid-in capital	2,007	1,998
Retained earnings (Accumulated deficit)	(6)	(167)
Accumulated other comprehensive income (loss)	(216)	(937)
Treasury stock, at cost (4,328,077 shares at March 31, 2019; 600,000 shares at December 31, 2018)	(34)	(4)
Total shareholders' equity	1,751	890
Total liabilities and shareholders' equity	$32,446	$30,945

FGL HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended
	March 31, 2019	March 31, 2018
	(Unaudited)	(Unaudited)
Revenues:
Premiums	$16	$18
Net investment income	289	263
Net investment gains (losses)	240	(191)
Insurance and investment product fees and other	55	48
Total revenues	600	138
Benefits and expenses:
Benefits and other changes in policy reserves	339	(39)
Acquisition and operating expenses, net of deferrals	44	40
Amortization of intangibles	29	27
Total benefits and expenses	412	28
Operating income	188	110
Interest expense	(8)	(6)
Income (loss) before income taxes	180	104
Income tax expense	(9)	(39)
Net income (loss)	$171	$65
Less Preferred stock dividend	8	7
Net income (loss) available to common shareholders	$163	$58

Net income (loss) per common share:

Basic	$0.74	$0.27
Diluted	$0.74	$0.27
Weighted average common shares used in computing net income per common share:
Basic	219.6	214.4
Diluted	219.7	214.4

Cash dividend per common share	$0.01	$—

RECONCILIATION OF BOOK VALUE PER COMMON SHARE EXCLUDING AOCI

(In millions, except per share data)	March 31, 2019	December 31, 2018
	(Unaudited)	(Unaudited)
Reconciliation to total shareholders' equity:
Total shareholders' equity	$1,751	$890
Less: AOCI	(216)	(937)
Less: Preferred equity	414	406
Total common shareholders' equity excluding AOCI (1)	$1,553	$1,421

Total common shares outstanding	217.3	221.1
Weighted average common shares outstanding - basic	219.6	220.9
Weighted average common shares outstanding - diluted	219.7	220.9

Book value per common share including AOCI (1)	$6.15	$2.19
Book value per common share excluding AOCI(1)	$7.15	$6.43

ROLLFORWARD OF AVERAGE ASSETS UNDER MANAGEMENT(1) (AAUM) (Unaudited)

(In billions)	AAUM
AAUM as of March 31, 2018	$25.0
Net new business asset flows	1.9
Reinsurance cession to Kubera	(0.7)
Purchase accounting mark-to-market valuation of investment portfolio	(0.3)
AAUM as of March 31, 2019	$25.9

Footnotes:

(1)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(2)
Amounts are net of offsets related to value of business acquired (VOBA), deferred acquisition cost (DAC), deferred sale inducement (DSI) amortization, and unearned revenue (UREV) amortization, as applicable.

(3)	The Company adjusted its non-GAAP measure to remove the fair value accounting impacts of assumed reinsurance by our international subsidiaries for periods after September 30, 2018.

(4)	Average yield reflects investment book yield on bonds purchased during the quarter. See the Non-GAAP Measures section below for additional information.

Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
The Company updated its AOI definition as to remove the residual impacts of fair value accounting on its FIA products, including gains and losses on derivatives hedging those policies. Management believes the revised measure enhances the understanding of the business post-merger and is more useful and relevant to investors as compared to the previous definition which eliminated only the effects of changes in the interest rates used to discount the FIA embedded derivative.
AOI is a non-GAAP economic measure we use to evaluate financial performance each period. AOI is calculated by adjusting net income (loss) to eliminate:
(i) the impact of net investment gains/losses, including other than temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies,
(ii) the impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by our international subsidiaries,
(iii) the tax effect of affiliated reinsurance embedded derivative,
(iv) the effect of change in fair value of the reinsurance related embedded derivative,
(v) the effect of integration, merger related & other non-operating items,
(vi) impact of extinguishment of debt, and
(vii) net impact from Tax Cuts and Jobs Act.
Adjustments to AOI are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations.

Beginning with the quarter ended December 31, 2018, the Company updated its AOI definition to remove the incremental change due to the impact of the fair value accounting election for international subsidiaries. Management believes this revision will enhance the understanding of our business as the Company executes its growth strategy through international third party assumed business and is more relevant to investors as the impact of fair value accounting election can create an increases/decreases in the assumed liabilities that does not match the increase/decrease of the corresponding assets. This change will be applied on a prospective basis as the Company executes its growth strategy through international third party assumed reinsurance.

AOI available to common shareholders is a non-GAAP economic measure we use to evaluate financial performance attributable to our common shareholders each period. AOI available to common shareholders is calculated by adjusting net income (loss) available to common shareholders to eliminate the same items as described in the AOI paragraph above. While these adjustments are an integral part of the overall performance of the Company, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

Adjusted Operating Return on Common Shareholders’ Equity Excluding AOCI is calculated by dividing AOI Available to Common Shareholders’ by total average Common Shareholders’ Equity Excluding AOCI. Average Common Shareholders’ Equity Excluding AOCI for the twelve months rolling, is the average of 5 points throughout the period and for the quarterly average Common Shareholders Equity is calculated using the beginning and ending Common Shareholders Equity, Excluding AOCI, for the period. For periods less than a full fiscal year, amounts disclosed in the table are annualized. As a result of the merger, the starting point for calculation of average Common Shareholders’ Equity was reset to December 1, 2017. The rolling average will be updated from the merger date forward to use available historical data points until 5 historical data points are available. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of adjusted earned return on common equity.

Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return provided to policyholders, inclusive of hedging costs.
AAUM is the sum of (i) total invested assets at amortized cost, excluding derivatives; (ii) related party loans and investments; (iii) accrued investment income; (iv) funds withheld at fair value; (v) the net payable/receivable for the purchase/sale of investments and (iv) cash and cash equivalents, excluding derivative collateral, at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.
Investment book yield on bonds purchased during the period excludes yield on short-term treasuries and cash and cash equivalents. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the level of return on the Company’s income generating invested assets.

Common Shareholders’ Equity is based on Total Shareholders’ Equity excluding Equity Available to Preferred Shareholders. Management considers this to be a useful measure internally and to investors to assess the level of equity that is attributable common stock holders.

Common Shareholders’ Equity Excluding AOCI is based on Common Shareholders' Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on common equity.

GAAP Book Value per Common Share including and excluding AOCI is calculated as Common Shareholders’ Equity and Common Shareholders Equity Excluding AOCI divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Annuity and IUL sales are recorded as deposit liabilities (i.e. contractholder funds) within the Company's unaudited condensed consolidated financial statements in accordance with GAAP. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.

While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
About FGL Holdings
FGL Holdings-the F&G family of insurance companies-is committed to helping Americans prepare for and live comfortably in their retirement. Through its subsidiaries, F&G is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit www.fglife.bm.

Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FG's management and the management of FG's subsidiaries (including target businesses). Forward-looking statements are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FG's assumptions and estimates; FG's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FG's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FG's reinsurers failing to meet their assumed obligations; restrictions on FG's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FG's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FG's operations; FG's ability to successfully acquire new companies and integrate such acquisitions; and other factors discussed in FG’s most recent Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Reports on Form 10-Q, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FG does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Jon Bayer
FGL Holdings
Investors@fglife.bm
410.487.8898

Source: FGL Holdings